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EXHIBIT 99.1

CONTACTS:	MEDIA: Tracy Furey (609) 252-3208	INVESTORS: John Elicker (212) 546-3775

BRISTOL-MYERS SQUIBB REVIEWS SALES AND MARKETING COMPLIANCE

        (NEW YORK, July 22, 2003)—Bristol-Myers Squibb Company (NYSE: BMY) reported today that it has recently initiated an internal review of certain of its sales and marketing practices. The company's review focuses on whether these practices comply with the provisions of applicable "anti-kickback" laws. The internal review also includes a review of the company's compliance with "Best Price" requirements under the Medicaid program, and seeks to determine whether Medicaid rebates and pricing under certain other U.S. governmental programs which reference the Medicaid rebate program have been appropriate.

        Bristol-Myers Squibb is committed to compliance of its sales and marketing practices with all applicable requirements. The company has made considerable efforts to create a more open environment for communications and flow of information. The company's initiation of the internal review is consistent with that commitment and those ongoing efforts.

        Because the internal review is still in process, the company cannot predict its outcome. Accordingly, the company cannot reasonably assess the impact, if any, of these matters on its business or reasonably estimate the amount of any possible loss or range of loss with respect to these matters, which could include the imposition of civil or criminal fines, penalties and administrative remedies and/or liability for additional rebate amounts, or whether any such impact or loss could be material.

        Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

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This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. For further details and a discussion of these and other risks and uncertainties, see the company's Securities and Exchange Commission filings. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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  EXHIBIT 99.1